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                                                                      EXHIBIT 99
                             RIVERWOOD HOLDING, INC.
            RECONCILIATION OF INCOME (LOSS) FROM OPERATIONS TO EBITDA
                            (In thousands of dollars)
                                   (unaudited)



                                            Coated           Container-
                                            Board              board            Corporate           Total
                                           --------          ---------          ---------          --------
THIRD QUARTER 1998:
Income (Loss) from Operations              $ 35,169          $ (4,482)          $ (4,112)          $ 26,575
Depreciation and amortization                25,861             2,963               (925)            27,899
Purchased asset costs (A)                     5,999               911                  -              6,910
Other non-cash charges (B)                    1,591               375              2,321              4,287
Dividends from equity investments                 -                 -                915                915
                                           --------          --------           --------           --------
EBITDA (C)                                 $ 68,620          $   (233)          $ (1,801)          $ 66,586
                                           ========          ========           ========           ========

THIRD QUARTER 1997:
Income (Loss) from Operations              $ 17,996          $ (6,385)          $ (4,096)          $  7,515
Depreciation and amortization                23,969             3,397                265             27,631
Purchased asset costs (A)                     6,724               911                  -              7,635
Other non-cash charges (B)                      499                75                986              1,560
Dividends from equity investments                 -                 -              1,022              1,022
                                           --------          --------           --------           --------
EBITDA (C)                                 $ 49,188          $ (2,002)          $ (1,823)          $ 45,363
                                           ========          ========           ========           ========

FIRST NINE MONTHS 1998:
Income (Loss) from Operations              $ 69,139          $(11,813)          $(13,198)          $ 44,128
Depreciation and amortization                77,344             8,617               (395)            85,566
Purchased asset costs (A)                    17,958             2,733                  -             20,691
Other non-cash charges (B)                   17,373             1,126              5,089             23,588
Dividends from equity investments                 -                 -              2,527              2,527
                                           --------          --------           --------           --------
EBITDA (C)                                 $181,814          $    663           $ (5,977)          $176,500
                                           ========          ========           ========           ========

FIRST NINE MONTHS 1997:
Income (Loss) from Operations              $ 53,082          $(31,923)          $(15,137)          $  6,022
Depreciation and amortization                67,850            11,144                912             79,906
Purchased asset costs (A)                    18,810             2,733                  -             21,543
Other non-cash charges (B)                    1,777             3,295              2,836              7,908
Dividends from equity investments                 -                 -              2,717              2,717
                                           --------          --------           --------           --------
EBITDA (C)                                 $141,519          $(14,751)          $ (8,672)          $118,096
                                           ========          ========           ========           ========



Notes:
------
(A)      Certain expenses and costs are excluded from the Company's Income
         (Loss) from Operations in determining EBITDA (as defined below), including amortization, depreciation or expenses associated with the write-up of inventory, fixed assets and intangible assets in accordance with APB 16 and 17, collectively referred to as the "Purchased Asset Costs."

(B) Other non-cash charges include non-cash charges deducted for write-downs of packaging machines, LIFO inventory reserves, pension, postretirement and postemployment benefits, and amortization of premiums on hedging contracts in determining net income other than Purchased Asset Costs (see above).



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(C)      EBITDA is defined as consolidated net income (exclusive of non-cash charges resulting from purchase accounting during the periods subsequent to the Merger) before consolidated interest expense, consolidated income taxes, consolidated depreciation and amortization, and other non-cash charges deducted in determining consolidated net income and extraordinary items and the cumulative effect of accounting changes and earnings of, but including dividends from, non-controlled affiliates. EBITDA excludes (i) equity earnings from the Company's investment in Igaras but includes dividends actually received from Igaras and (ii) Purchased Asset Costs resulting from purchase accounting for periods subsequent to the Merger. The Company believes that EBITDA provides useful information regarding the Company's debt service ability, but should not be considered in isolation or as a substitute for the Condensed Consolidated Statements of Operations or cash flow data.



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